Liberty Star Uranium & Metals Corp

http://LibertyStarUranium.com

LBSR: OTCBB	LBV: Frankfurt

News Release 84

September 21, 2009

Liberty Star Appoints William Cavalier As Director

TUCSON, Ariz.--(September21, 2009)--Liberty Star Uranium & Metals Corp. (the “Company” LBSR: OTCBB) is pleased to announce that it has appointed William Cavalier to the board of directors of the Company.

Mr. Cavalier has extensive experience in management consulting and finance. Recently Mr. Cavalier has been engaged as General Counsel and syndicate manager to structure Regulation D 506 private placements for oil and gas royalty property groups and multi-well drilling partnerships for sale through FINRA broker-dealers. He also represented a joint venture, which applied an innovative technology to treat crude oil emulsions in crude production and wastewater remediation.

As a principal for Lone Star Group, Inc., he accepted finance and analytical engagements where commercial real property was a significant element of the transaction. Representative assignments included: $2.85 million permanent financing for Dallas, Texas Walgreen’s; $3 million acquisition financing for a Denton, Texas quarter horse breeding facility; $10 million warehouse line for a hard money lender; $9.5 million sale leaseback of New Jersey industrial property and a $12 million construction loan for Crowley, Texas multifamily project.

As a Senior Real Estate Investment Banker for Lincoln Capital Group he was responsible for a variety of assignments including product development for a wholesale warehouse lender, commercial resort development evaluation and repositioning, analysis of existing business infrastructure and business processes at a regional commercial mortgage brokerage firm and developing a capital structure and loan proposal for a 44 acre multi-use development including two 168 unit multifamily properties, a 40,000 square foot office, two corner bank pad sites and 15,000 square foot retail building in DFW suburb.

Mr. Cavalier received his B.S. Cum Laude from the University of California-Berkeley in 1976 and received his J.D from the University of California-Hastings College of Law in 1979. He was a law clerk for Justices Robert Kane and Allison Rouse, California Court of Appeal in 1978 and has been an active member of the California State Bar since 1979.

He was Of Counsel and Member Advisory Board for Indigenous Nations Federal Charter Association (INFCA) where he was responsible for structuring and representing INFCA in equity and real estate debt transactions.

Jim Briscoe, president of Liberty Star, comments, “We are extremely fortunate to have someone of Bill Cavalier’s caliber join our board. His experience and connections could prove very valuable to us. Bill has already provided meaningful input to our board; we are delighted with his suggestions to date. “

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe, President/Director

About the Liberty Star

Please refer to our web site at htpp://www.LibertyStarUranium.com

Contacts

Liberty Star Uranium & Metals Corp.

Tracy Myers, 520-731-8786

Investor Relations

info@LibertyStarUranium.com